                                                                     EXHIBIT 8.1


                   [Maynard, Cooper & Gale, P.C. Letterhead]


                               December 7, 2000



Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama  35203
Attention:  Chairman and Chief Executive Officer

Peoples State Bank of Groveland
200 East Broad Street
Groveland, Florida 32736
Attention: President and Chief Executive Officer

          Re:   Agreement and Plan of Merger dated as of October 10, 2000 (the
          "Agreement") by and between Alabama National BanCorporation ("ANB") and Peoples State Bank of Groveland ("PSBG")

Gentlemen:

     This letter is in response to your request that we provide you with an opinion with respect to certain of the federal income tax consequences resulting from the consummation of the transaction described under the terms of the Agreement (the "Merger"). In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement, (ii) the Registration Statement on Form S-4 filed by ANB with the Securities and Exchange Commission on December 7, 2000 (the "Registration Statement") and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of ANB and PSBG which are attached hereto. In the aggregate, the facts relied upon are as set forth in the section of this letter denominated "Facts."

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury
Regulations, pertinent judicial
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December 7, 2000
Page 2
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authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. This opinion is delivered pursuant to Section 9.1(f) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.


                                     Facts
                                     -----

     ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal executive office located in Birmingham, Alabama. As of December 31, 1999, it had authorized 17,500,000 shares of voting common capital stock, $1.00 par value per share ("ANB Common Stock"), of which 11,047,305 shares were issued and outstanding. Additionally, ANB has 100,000 authorized shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding as of December 31, 1999. Since December 31, 1999, there has been no change in the issued and outstanding ANB Common Stock (except (i) as will be effected by the Merger described herein or as has been effected through the exercise of options to acquire shares of ANB Common Stock by executives of ANB, (ii) as effected through ANB's program to repurchase ANB Common Stock randomly on the open market in calendar year 2000, which resulted in the purchase of 30,000 shares of ANB Common Stock by ANB, and (iii) for insignificant changes occurring in the ordinary course of business), and none of the preferred shares have been issued. At the Effective Time (as defined below), Peoples State Interim Bank ("Interim") will be a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Florida and will be wholly owned subsidiary of ANB. Interim will be formed solely for the purpose of effecting the Merger.

     PSBG is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Florida with its principal executive office located in Groveland, Florida. As of December 31, 1999, PSBG had 5,000,000 authorized shares of common capital stock, of which 631,464 shares were issued and outstanding (the "PSBG Common Stock").

     Interim plans to merge with and into PSBG pursuant to the Agreement, such that PSBG shall become a wholly-owned subsidiary of ANB. At the effective time of the Merger under the Agreement (the "Effective Time"), each share of PSBG Common Stock shall cease to be outstanding and shall be converted into the right to receive 1.16396 shares of ANB Common Stock. At the Effective Time, each issued and outstanding share of the common stock of Interim shall be converted into one share of common stock of PSBG (as the surviving corporation in the
Merger).   Based on the representations contained in the exhibits attached hereto, the number of shares of ANB Common Stock to be issued in exchange for shares of PSBG Common Stock was negotiated through arm's-length bargaining. Accordingly, and based on said representations, the fair market value of the ANB Common Stock will be approximately equal to the fair market value
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December 7, 2000
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of the PSBG Common Stock surrendered in exchange therefor. Each share of ANB
Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

     Following the Merger, PSBG will continue to operate its historic business. ANB has no plan or intention to liquidate PSBG, to merge PSBG into another corporation, or to cause PSBG to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

     To the best knowledge of management of PSBG, no PSBG shareholder has sold, exchanged or otherwise disposed of any of such person's PSBG Common Stock in anticipation of the Merger, nor does any PSBG shareholder plan to sell, exchange, or otherwise dispose of any of such person's PSBG Common Stock to ANB or a person related to ANB after the Merger. ANB has no plan or intention to reacquire directly or indirectly through a related party any ANB Common Stock issued in the Merger.

     ANB and PSBG will each bear and pay costs and expenses incurred by it, or on its behalf, in connection with the Merger, including expenses of their respective accountants and counsel. Any costs and expenses incurred by a holder of PSBG Common Stock will be for his own account and will not be paid by ANB or PSBG.

     Our opinion is further conditioned upon our understanding that the transactions contemplated by the Agreement will be carried out strictly in accordance with the terms of the Agreement and that there are no other agreements, arrangements or understandings among any of ANB, PSBG, Interim or shareholders of ANB or PSBG other than those described or referred to in the Agreement or Registration Statement. Our opinion is further conditioned upon our assumption that the Merger will not be effected if a sufficient number of holders of PSBG Common Stock dissent in accordance with the terms of the Agreement so as to prevent the transfer of a sufficient number of shares of PSBG Common Stock as to constitute "control" (as defined under Section 368(c) of the Code) of PSBG.

     Neither ANB nor PSBG are under the jurisdiction of a court in a case governed by Title 11 of the United States Bankruptcy Code or similar case.


                                   Analysis
                                   --------

     Section 354(a)(1) of the Code provides that gain or loss will not be recognized to a transferor shareholder if stock or securities in a corporation that is a "party to a reorganization"
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December 7, 2000
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are, pursuant to a "plan of reorganization," exchanged solely for stock or securities in another corporation that is also a "party to the reorganization." The exchange to which section 354(a)(1) applies must be pursuant to a "plan of reorganization" and the stock and securities surrendered and received must be the stock and securities of corporations each of which is a "party to a reorganization" as those terms are defined in section 368. Treas.
Reg. (S)1.354-1(a).

     The term "reorganization" is defined in section 368(a) and includes under section 368(a)(2)(E) what is commonly referred to as a "reverse triangular merger." See also Treas. Reg. (S) 1.368-2(j)(3).

     No fractional shares of ANB Common Stock will be issued in the Merger, but cash will be received by the current shareholders of PSBG in lieu of such fractional shares. Upon the Effective Time, PSBG Common Stock will be exchanged for ANB Common Stock under the laws of the States of Florida and Delaware.

     With respect to the tax treatment of a corporation that is "a party to a reorganization" which issues stock to a transferor of stock or securities in another corporation that is a "party to a reorganization," the basis of the property acquired shall be the same as the basis in the property surrendered increased by the amount of gain recognized by the transferor on such transfer. I.R.C. (S) 362(b). The term "party to a reorganization" is defined in section 368(b). The term "plan of reorganization" is defined in the regulations promulgated under the authority of section 368.

     Assuming that a "reorganization" occurs, a "party to a reorganization" includes both corporations in a transaction qualifying as a reorganization when one corporation acquires properties of another corporation and, in the case of a corporation controlling the merging corporation, such controlling corporation where its stock is used in the acquisition. Treas. Reg. (S) 1.368-2(f).

     Even though a transaction would otherwise meet all of the requirements for a "reorganization" as described herein, a transaction will not be considered a "reorganization" if two or more parties to the transaction are "investment companies," at least as with respect to such "investment company." I.R.C. (S) 368(a)(2)(F)(i). For this purpose, the term "investment company" means a "regulated investment company," a "real estate investment trust," or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. I.R.C. (S) 368(a)(2)(F)(iii). In determining total assets, there is excluded cash and cash items (including receivables), government securities and in certain instances other assets acquired. I.R.C. (S) 368(a)(2)(F)(iv). Assets are held for investment if (i) they are held primarily for gain from appreciation in value,
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December 7, 2000
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production of passive income or both and (ii) are not held primarily for sale to customers. Former Prop. Reg. (S) 1.368-4(d)(1). Passive income includes interest income if such interest constitutes passive income for purposes of S corporation taxation. Former Prop. Reg. (S) 1.368-4(d)(2). Interest income directly derived in the ordinary course of a trade or business of lending or financing does not constitute passive income. Treas. Reg. (S) 1.1362-2(c)(5)(iii)(B). Among the requirements to constitute a "regulated investment company" is that the company files with its return for the taxable year an election to be a "regulated investment company" or has made such election for a previous taxable year.
I.R.C. (S) 851(b)(1).

     In the present matter, neither ANB nor PSBG has made an election to be taxed as a regulated investment company or a real estate investment trust. Accordingly, such entities can constitute an "investment company" only if 50% or more of the value of their respective assets are stocks and securities and 80% or more of the value of the total assets are held for investment. In making these calculations, cash, cash items (including receivables) and Government securities are excluded and stock and securities in a 50%-owned subsidiary are disregarded with the parent being deemed to own its ratable share of such subsidiary's assets. Otherwise, a "security" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies, real estate investment trusts and other investments constituting a security within the meaning of the Investment Company Act of 1940. In the present matter, neither ANB nor PSBG meets the definition of an "investment company."


                                    OPINION
                                    -------

     Based upon the Facts set forth herein and assuming that the Merger will take place as described in the Agreement and that the representations made by ANB and PSBG are true and correct at the Effective Time, it is our opinion that:

          (i) the Merger will constitute a "reorganization" within the meaning of I.R.C. (S) 368;

          (ii) ANB and PSBG will each be a "party to a reorganization" within the meaning of I.R.C. (S) 368(b);

          (iii) no gain or loss will be recognized by ANB or PSBG in the Merger;

          (iv) no gain or loss will be recognized by a PSBG shareholder upon the exchange in the Merger of PSBG Common Stock solely for ANB Common Stock;
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December 7, 2000
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          (v)   the basis of ANB Common Stock to be received in the Merger by a
     PSBG shareholder will be the same as such person's basis in the PSBG Common Stock exchanged therefor;

          (vi) the holding period of ANB Common Stock to be received pursuant to the Merger by a holder of PSBG Common Stock will include the period during which such holder held the PSBG Common Stock exchanged therefor, provided that such PSBG Common Stock was held as a capital asset immediately prior to the consummation of the Merger; and

          (vii) the receipt of cash in exchange for a fractional share interest in a share of ANB Common Stock will be treated as received in exchange for such fractional share interest.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby and are limited only to the specific addressees of this opinion, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger.

     We consent to the use of this opinion as an exhibit to the Registration Statement (Registration No. ____) filed by ANB relating to the proposed Merger and to the reference to our firm under the heading "RISK FACTORS-Tax Considerations," "THE MERGER-Federal Income Tax Consequences" and "LEGAL MATTERS" in the Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of ANB and PSBG. No other person or party shall be entitled to rely on this opinion.


                              Very truly yours,

                              /s/ MAYNARD, COOPER & GALE, P.C.
                              --------------------------------

                                   EXHIBIT A
                                   ---------

                        PEOPLES STATE BANK OF GROVELAND
                    STATEMENT OF FACTS AND REPRESENTATIONS
                    --------------------------------------


     This Statement of Facts and Representations is made on behalf of Peoples State Bank of Groveland ("PSBG") to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Merger Agreement and Plan of Merger dated October 10, 2000, by and between PSBG and Alabama National BanCorporation ("ANB"). Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated December 7, 2000, to ANB and PSBG.

     1. The ratio for the exchange of shares of PSBG Common Stock for ANB Common Stock was negotiated through arm's-length bargaining. The fair market value of the ANB Common Stock and cash consideration, in the case of fractional shares, will be approximately equal to the fair market value of the PSBG Common Stock surrendered in exchange therefor.

     2. To the best knowledge of management of PSBG, there is no plan or intention by any PSBG shareholder to sell, exchange, or otherwise dispose of such person's PSBG Common Stock to ANB or a person related to ANB in anticipation of the Merger.

     3. PSBG does not have any indebtedness of ANB or any subsidiary of ANB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

     4. Any cost or expense incurred by a PSBG shareholder will be for such shareholder's own account and will not be paid by PSBG.

     5. No shareholder-employee of PSBG will receive any consideration for the PSBG Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     6. PSBG is not under the jurisdiction of a court in a Title 11 or similar case.

     7. As of the date hereof, there has been no substantial change from December 31, 1999 in PSBG's total assets or that portion of PSBG's total assets represented by investment securities.

     8. Except as will be effected by the Merger, there has been no change in the issued and outstanding PSBG Common Stock since December 31, 1999.

     9. PSBG has not elected to be taxed as a regulated investment company or a real estate investment trust.

                                   PEOPLES STATE BANK OF GROVELAND

                                   By: /s/ Wayne M. Turner
                                       -------------------
                                    Its:  President
                                        -------------------

                                      A-2
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                                   EXHIBIT B
                                   ---------

                        ALABAMA NATIONAL BANCORPORATION
                    STATEMENT OF FACTS AND REPRESENTATIONS
                    --------------------------------------


     This Statement of Facts and Representations is made on behalf of Alabama National BanCorporation ("ANB") to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Merger Agreement and Plan of Merger dated October 10, 2000, by and between Peoples State Bank of Groveland ("PSBG") and ANB. Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated December 7, 2000, to ANB and PSBG.

     1. The ratio for the exchange of shares of PSBG Common Stock for ANB Common Stock was negotiated through arm's-length bargaining. The fair market value of the ANB Common Stock and cash consideration in the case of fractional shares will be approximately equal to the fair market value of the PSBG Common Stock surrendered in exchange therefor.

     2. ANB does not have any indebtedness of PSBG or any subsidiary of PSBG that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

     3. ANB has no plan or intention to sell or cause to be sold or otherwise dispose of any of the assets of PSBG after the transaction, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by ANB. Following the Merger, ANB will continue the historic business of PSBG and use a significant portion of PSBG's assets in such business.

     4. ANB has no plan or intention to reacquire any ANB Common Stock issued in this transaction, and ANB has not acquired any PSBG Common Stock prior to the Merger in anticipation of the Merger.

     5. None of ANB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owned on December 31, 1999 any PSBG Common Stock.

     6. The payment of cash in lieu of fractional shares of ANB Common Stock is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained for consideration. The maximum amount of cash consideration that will be paid in the Merger to the holders of PSBG Common Stock in lieu of fractional shares will not exceed the product of (i) the number of holders of PSBG Common Stock on the Effective Date of the Merger, times (ii) the value of one full share of ANB Common Stock.


                                      B-1
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The total cash consideration that will be paid in the Merger instead of issuing fractional shares is not expected to exceed one percent of the total consideration to be received.

     7. ANB has not elected to be taxed as a regulated investment company or a real estate investment trust.

                                   ALABAMA NATIONAL
                                   BANCORPORATION


                                   By: /s/ William E. Matthews
                                       -----------------------
                                    Its: Executive Vice President and Chief
                                         ----------------------------------
                                         Financial Officer
                                         -----------------


                                      B-2